                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported):  July 15, 1997


                                 Discreet Logic Inc.
                                 -------------------
             (Exact name of Registrant as specified in its charter)




         Quebec                         0-26100                98-0150790
-----------------------------         ------------           ------------------
(State or other jurisdiction           (Commission           (IRS Employer
       of Incorporation)               File Number)          Identification No.)

         10 Duke Street
     Montreal, Quebec, Canada                                 H3C 2L7
------------------------------------------                    -----------
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:  (514) 393-1616
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Item 2.        Acquisition or Disposition of Assets

     On July 15, 1997, Discreet Logic Inc. ("Discreet") acquired all of the outstanding shares of the capital stock of D-Vision Systems, Inc., an Illinois corporation ("D-Vision"), pursuant to that certain Stock Purchase Agreement dated as of July 10, 1997 (the "Stock Purchase Agreement"), by and among Discreet, D-Vision, the former stockholders of D-Vision and certain other individuals (the "Acquisition").

     As a result of the Acquisition, Discreet acquired the D-Vision OnLINE and PRO software products for non-linear video and digital media editing solutions, including related know-how and goodwill.

     The purchase price was paid in a combination of 555,000 newly issued Discreet common shares and approximately $10.75 million in cash. Discreet will be filing a resale registration statement with respect to the 555,000 Discreet common shares issued in connection with the Acquisition. In addition, approximately $4.0 million of the cash consideration is being held in escrow until September 30, 1999, subject to (i) earlier release from escrow of up to $1.9 million on September 30, 1998, and (ii) the resolution of indemnification claims made by Discreet pursuant to the Stock Purchase Agreement.

     The Acquisition will be accounted for as a purchase. A substantial portion of the purchase price, net liabilities of D-Vision and transaction costs is expected to be allocated to purchased in-process research and development for which Discreet expects to incur a one-time charge against earnings in the range of $20 million to $21 million, or $.71 to $.75 per share, in the quarter ending September 30, 1997.

     The terms of the transaction and the consideration received by the D-Vision stockholders were the result of arms'-length negotiations between the representatives of Discreet and D-Vision. The terms of the transaction are more fully described in the Stock Purchase Agreement, Registration Rights Agreement and Escrow Agreement, copies of which are filed as Exhibit 2.1, 2.2, and 2.3, respectively, to this Report and are incorporated herein by reference.

     The Acquisition of D-Vision is part of Discreet's new multi-platform software initiative which includes the formation of two new product development groups: Discreet Logic Systems Group and the Discreet Logic Software Group. The new product organization is part of Discreet's strategy to develop a comprehensive business model of selling software across Apple/R/ Macintosh/R/, Microsoft/R/ Windows NT/TM/ and UNIX platforms, in addition to its existing fully integrated real-time turnkey systems solutions.

Certain Factors that May Affect Future Results

     Information provided by Discreet from time to time, including statements in this Form 8-K which are not historical facts, constitute forward looking statements that involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the releases of the Securities and Exchange Commission.
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Actual results of operations in connection with the Acquisition of D-Vision may vary significantly based on a number of factors, including the integration of the D-Vision software products into Discreet's product line, including the recently acquired Denim software products, market acceptance of D-Vision's products, successful penetration of new markets for institutional customers and professional consumers, the impact of the Acquisition on the Company's current business, the timely development and acceptance of new products, the impact of competitive products and pricing, the timely development and release of products by strategic suppliers, and other risks discussed from time to time in Discreet's other filings with the Securities and Exchange Commission.


Item 7.   Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired.

     It is impracticable to provide the financial information required by Item 7(a) of Form 8-K relating to the business acquired by the Company from D-Vision at the time this report is filed. Such required financial information will be filed as soon as practicable, but not later than September 29, 1997.

(b)  Pro Forma Financial Information.

     It is impracticable to provide the pro forma financial information required by Item 7(b) of Form 8-K relating to the business acquired by the Company from D-Vision at the time this report is filed. Such required pro forma financial information will be filed as soon as practicable, but not later than September 29, 1997.

(c)  Exhibits.

                                 Exhibit Index
                                 -------------

        Exhibit No.                              Description
        -----------                              -----------

            2.1 Stock Purchase Agreement dated as of July 10, 1997 among Discreet, D-Vision, its former stockholders and certain individuals

            2.2              Registration Rights Agreement dated as of July 15,
                             1997 among Discreet, D-Vision and its former stockholders

            2.3              Escrow Agreement dated as of July 15, 1997 among
                             Discreet, D-Vision, its former stockholders and certain individuals

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DISCREET LOGIC INC.
July 30, 1997

                                    By:  /s/ Francois Plamondon
                                         ----------------------
                                         Francois Plamondon
                                         Senior Vice President,
                                         Chief Financial Officer, Treasurer and
                                         Secretary
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                                 Exhibit Index
                                 -------------

        Exhibit No.                              Description
        -----------                              -----------

            2.1 Stock Purchase Agreement dated as of July 10, 1997 among Discreet, D-Vision, its former stockholders and certain individuals

            2.2              Registration Rights Agreement dated as of July 15,
                             1997 among Discreet, D-Vision and its former stockholders

            2.3              Escrow Agreement dated as of July 15, 1997 among
                             Discreet, D-Vision, its former stockholders and certain individuals
